Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Covenant Transportation Group, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-134939, 033-88686, 333-2654, 333-67559, 333-37356, 333-50174, 333-88486, 333-105880, and 333-174582) on Form S-8 of Covenant Transportation Group, Inc. of our report dated March 9, 2012, with respect to the consolidated balance sheets of Covenant Transportation Group, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2011, which report appears in the December 31, 2011 annual report on Form 10-K of Covenant Transportation Group, Inc.

/s/ KPMG LLP

Atlanta, Georgia
March 9, 2012

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